Exhibit 99.1

Lending Club Acquires Springstone

Acquisition financed in part by T. Rowe Price Associates, Inc., Wellington Management Company, LLP, BlackRock and Sands Capital

SAN FRANCISCO – April 17, 2014 – Lending Club (https://www.lendingclub.com), the nation’s leading online credit marketplace, announced today that it has acquired Springstone Financial for a total consideration of $140 million in cash and stock. Springstone provides affordable financing options for consumers looking to finance private education and elective medical procedures through a network of over 14,000 schools and healthcare providers.

“The acquisition of Springstone is significantly expanding the services we offer to help consumers achieve their goals,” said Lending Club CEO Renaud Laplanche. “Parents looking to finance their children’s education and patients undergoing elective procedures will now have access to Lending Club loans and benefit from responsible, transparent and affordable financing options.”

Mike Gilroy, CEO of Springstone, said, “Lending Club has established a great reputation as an innovator. We’ve built strong bridges between providers and patients and between educational institutions and parents. We’re excited to become part of the Lending Club platform, which will bring new financing options to our network.”

As part of the financing of this transaction, Lending Club also announced the closing of an equity capital raise. Investors in the $65 million round included funds and accounts managed by T. Rowe Price Associates, Inc., Wellington Management Company, LLP, BlackRock and Sands Capital.

“We believe that Lending Club has an opportunity to transform an important part of the banking system into a transparent online marketplace,” said Henry Ellenbogen, Portfolio Manager at T. Rowe Price Associates, Inc. “The Springstone acquisition is another step in that direction, and we are very excited at the prospect of being a long term equity partner of Lending Club.”

Lending Club also raised $50 million in debt financing to fund the acquisition.

Since facilitating its first loan in May 2007, Lending Club has more than doubled annual loan volume each year. By using technology and an innovative process, Lending Club matches creditworthy borrowers with investors looking for yield. Borrowers benefit from rates generally lower than credit cards, and the platform’s investors have enjoyed solid returns. As of April 17, 2014 more than $4 billion in personal loans have been originated through the Lending Club platform, enabling more than 250,000 consumers to achieve their financial goals. Lending Club recently launched a small business loan platform designed to help small business owners access affordable credit.

About Lending Club

Lending Club utilizes technology and innovation to reduce costs and offer borrowers better rates and investors better returns. Over $4 billion in personal loans have been issued through the Lending Club platform. The Company has been prominently recognized as a leader for its growth and innovation, including being named one of Forbes’ America’s Most Promising Companies three years in a row, a 2012 World Economic Forum Technology Pioneer, and one of The World’s 10 Most Innovative Companies in Finance by Fast Company in 2013. Lending Club is based in San Francisco, California. More information is available at: https://www.lendingclub.com. Currently only residents of the following states may invest in Lending Club notes: CA, CO, CT, DE, FL, GA, HI, ID, IL, KY (accredited investors), LA, MN, MO, MS, MT, NH, NV, NY, RI, SD, UT, VA, WA, WI, WV, or WY.

About Springstone

Founded in 2007 by Mike Gilroy, Jim Donovan and Mike Donovan, Springstone has established a reputation for high quality service and consumer-friendly terms. Springstone provides affordable financing options for consumers to finance private education and elective medical procedures through a network of over 14,000 schools and healthcare providers. In 2013 Springstone facilitated over $340 million in loans for elective medical procedures and educational expenses including private school tuition and tutoring. Springstone operates the Websites https://springstoneplan.com/ and https://yourtuitionsolution.com/. Springstone was advised on this transaction by Sandler O’Neill + Partners, L. P.

Some of the statements in this above are “forward-looking statements.” The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar expressions may identify forward-looking statements, although not all forward-looking statements contain these identifying words. The Company may not actually achieve the plans, intentions or expectations disclosed in forward-looking statements, and you should not place undue reliance on forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in forward-looking statements. The Company does not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Information in this press release is not an offer to sell securities or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Additional information about Lending Club is available in the prospectus for Lending Club’s notes, which can be obtained on Lending Club’s website at https://www.lendingclub.com/info/prospectus.action.

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Grayling Public Relations

415-593-1400

LendingClub@graylingpr.com